Exhibit (p.1)

Code of Ethics for Fund Access Persons

April 1, 2021

Code of Ethics for Fund Access Persons

Effective Date: April 1, 2021

Applies to the following types of Funds registered under the 1940 Act:

☒ Open-End Mutual Funds (excluding money-market funds)

☒ Money Market Funds

☒ ETFs

☒ Closed-End Funds

☒ Other (Business Development Companies)

Objective and Scope

The purpose of this Code of Ethics (the “Code”) is to prevent Access Persons (as defined below) of BlackRock open- and closed-end funds and exchange traded funds, BlackRock Capital Investment Corporation, BlackRock TCP Capital Corp., and BlackRock Direct Lending Corp. (each a “Fund” and collectively, the “Funds”) from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”). This Code is required by paragraph (c) of the Rule. A copy of the Rule is attached to this Code as Appendix A.

Executive Summary

Access Persons (as defined below) of the Funds, in conducting their personal securities transactions, owe a fiduciary duty to the Funds. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Funds, or any abuse of an Access Person’s position of trust and responsibility.

Policy / Document Requirements and Statements

1.	Introduction

Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of a Fund’s trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of the Fund. While this Code is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

2.	Confidential Information

In order to understand how this Code applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code is necessary. Those key terms and concepts are:

2.1.

“Access Person” with respect to a Fund means any Advisory Person of the Fund, BlackRock or a Subadviser. Those persons who may be considered Access Persons of the Funds include those listed on attached Appendix B to this Code and will be updated from time to time.

2.2.

“Advisory Person” means: (a) any director or advisory board1 member, officer, general partner or employee of a Fund, BlackRock or a Subadviser or of any company in a control relationship to the Fund, BlackRock or a Subadviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Fund, BlackRock or a Subadviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

2.3.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

2.4.

“Beneficial ownership” has the meaning set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a copy of which is included as Appendix C. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

2.5.	“BRIL” means BlackRock Investments, LLC, each open-end Fund’s principal underwriter and the principal underwriter of certain closed-end Funds.

2.6.	“BlackRock” means persons controlling, controlled by or under common control with BlackRock, Inc. that act as investment adviser and subadviser to the Funds.

2.7.	“Board” means, collectively, the boards of directors or trustees of the Funds.

2.8.	“PTP” means the Personal Trading Policy adopted by BlackRock and BRIL and approved by the Board.

2.9.	“control” has the meaning set forth in Section 2(a)(9) of the 1940 Act.

2.10.

“Covered Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: direct obligations of the U.S. Government; bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies. A high-quality short-term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

2.11.

“Independent Director” means a director or trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act. All provisions of this Code applicable to Independent Directors will also be applicable to advisory board members.

1	As defined in Section 2(a)(1) of the 1940 Act.

2.12.

“Investment Personnel” of a Fund, BlackRock or a Subadviser means: (a) any employee of the Fund, BlackRock, or a Subadviser (or of any company in a control relationship to the Fund, BlackRock, or a Subadviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and (b) any natural person who controls the Fund, BlackRock, or a Subadviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

2.13.

“IPO” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

2.14.	“Limited Offering” means an offering exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or 4(a)(5) or Rule 504, 505, or 506 under the 1933 Act.

2.15.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

2.16.

“Subadviser” means any investment adviser to a Fund that does not control, is not controlled by, and is not under common control with, BlackRock and to whom BlackRock delegates certain investment management responsibilities.

3.	Restrictions Applicable to Directors, Officers and Employees of BlackRock and BRIL

3.1.

All Access Persons of BlackRock’s investment advisory companies and BRIL shall be subject to the restrictions, limitations and reporting responsibilities set forth in the PTP, as if fully set forth herein.

3.2.

Persons subject to this Section 3 shall not be subject to the restrictions, limitations and reporting responsibilities set forth in Sections 4 and 5 below. In particular, an Access Person of BlackRock’s investment advisory companies need not make a separate report under this Code to the extent the information would duplicate information required to be recorded under Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended.

3.3.

Any Access Person of a Subadviser shall not be subject to this Code, so long as such Access Person is subject to a code of ethics duly adopted by the Subadviser relating to personal securities transactions by such Access Person, provided that such code of ethics complies with the requirements of the Rule and has been approved by the Board.

4.	Pre-Approval of Investments in Initial Public Offerings or Limited Offerings

With respect to purchases of securities (including, but not limited to, any Covered Security) issued in an IPO or a Limited Offering, all Access Persons of BlackRock’s investment advisory companies are subject to the restrictions, limitations, and reporting responsibilities set forth in the PTP and in addition, with respect to Limited Offerings, the Global Employee Private Investment Policy.

No Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an IPO or a Limited Offering unless permitted by Legal & Compliance in advance. The Chief Compliance Officer (“CCO”) of the Funds shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

5.	Reporting

5.1.	Initial Holdings Reports

No later than ten days after a person becomes an Access Person, he or she must report to Legal & Compliance the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

a.	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

b.

the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c.	the date that the report is submitted by the Access Person.

5.2.	Quarterly Reporting

5.2.1

Every Access Person shall either report to Legal & Compliance the information described in paragraphs 5.2.2 and 5.2.3 below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership or, in the alternative, make the representation in Section 5.2.4 below.

5.2.2	Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

a.	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of units, and the principal amount of each Covered Security involved;

b.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	the price at which the transaction was effected;

d.	the name of the broker, dealer, or bank with or through whom the transaction was effected;

e.	the date that the report is submitted by the Access Person; and

f.

a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by a Fund.

5.2.3

Upon establishing any account in which any securities are held for the direct or indirect benefit of the Access Person, an Access Person shall provide a report to Legal & Compliance containing the following information:

a.	the name of the broker, dealer or bank with whom the Access Person established the account;

b.	the date the account was established; and

c.	the date that the report is submitted by the Access Person.

5.2.4

If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 30 days after the end of that calendar quarter, provide a written representation to that effect to the Funds.

5.3.	Annual Reporting

5.3.1

Every Access Person shall report to each Fund the information described in Section 5.3.2 below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

5.3.2

Annually, an Access Person shall provide a report to each Fund containing the following information (which information must be current as of a date no more than 45 days before the report is submitted):

a.	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

b.	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.	the date that the report is submitted by the Access Person.

5.4.	Exceptions to Reporting Requirements

5.4.1

An Access Person is not required to make a report otherwise required under Sections 5.1, 5.2 and 5.3 above with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence or control; provided, however, that if the Access Person is relying upon the provisions of this Section 5.4.1 to avoid making such a report, the Access Person shall, not later than 30 days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

5.4.2	An Access Person is not required to make a report otherwise required under Section 5.2 above with respect to transactions effected pursuant to an Automatic Investment Plan.

5.4.3

An Independent Director of a Fund (which for purposes of this Section shall include an advisory board member) who would be required to make a report pursuant to Sections 5.1, 5.2 and 5.3 above, solely by reason of being a board member of the Fund, is not required to make an initial holdings report under Section 5.1 above and an annual report under Section 5.3 above, and is only required to make a quarterly report under Section 5.2 above, with respect to a transaction in a Covered Security, if the Independent Director knew or, in the ordinary course of fulfilling the Independent Director’s official duties as a board member of the Fund, should have known that: (a) the Fund has engaged in a transaction in the same security within the last 15 days of such Independent Director’s transaction in such Covered Security or is engaging or going to engage in a transaction in the same security within the next 15 days of such Independent Director’s transaction in such Covered Security; or (b) the Fund or BlackRock has within the last 15 days of such Independent Director’s transaction in such Covered Security considered a transaction in the same security or is considering a transaction in the same security or within the next 15 days of such Independent Director’s transaction in such Covered Security is going to consider a transaction in the same security.

5.5.	Annual Certification

5.5.1

All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this Section 5.5.1 is attached to this Code as Appendix D.

5.5.2	Each Fund, BlackRock and BRIL shall prepare an annual report to the Board to be presented to the Board each year and which shall:

a.

summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any material changes in the procedures during the past year;

b.

describe any issues arising under this Code or procedures since the last report to the Board including, but not limited to, information about any material violations of this Code or procedures and the sanctions imposed during the past year;

c.	identify any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practice or developments in applicable laws and regulations;

d.	contain such other information, observations and recommendations as deemed relevant by such Fund, BlackRock or BRIL; and

e.	certify that such Fund, BlackRock and BRIL have adopted this Code with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) or this Code.

5.6.	Notification of Reporting Obligation and Review of Reports

Each Access Person shall receive a copy of this Code and be notified of his or her reporting obligations. All reports shall be promptly submitted upon completion to the Funds’ CCO who shall review such reports.

5.7.	Miscellaneous

Any report under this Code may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

6.	Recordkeeping Requirements

Each Fund shall maintain, at its principal place of business, records in the manner and to the extent set out below, which records shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”).

6.1.	As long as this Code is in effect, a copy of it (and any version thereof that was in effect within the past five years) shall be preserved in an easily accessible place.

6.2.	The following records must be maintained in an easily accessible place for five years after the end of the fiscal year in which the event took place:

a.	a record of any violation of this Code, and of any action taken as a result of the violation;

b.	a record of all persons, currently or within the past five years, who are or were required to make reports under Section 5, or who are or were responsible for reviewing these reports; and

c.	a record of any decision, and the reasons supporting the decision, to approve the acquisition by I nvestment Personnel of securities under Section 4.

6.3.	The following records must be maintained for five years after the end of the fiscal year in which the event took place, the first two years in an easily accessible place:

a.	a copy of each report made by an Access Person pursuant to this Code, including any information required by Section 5.4.1 in lieu of such reports; and

b.	a copy of each annual report submitted by each Fund, BlackRock and BRIL to the Board.

7.	Confidentiality

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any information regarding securities transactions by a Fund or consideration by a Fund or BlackRock of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

8.	Sanctions

Upon discovering a violation of this Code, Legal & Compliance reviews the violation and imposes appropriate sanctions. In addition, the Board may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any officer or employee of a Fund, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

i.	DEFINITIONS

For purposes of this section:

1.	Access Person means:

A.

Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

1)

If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

2)

An investment adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the investment adviser derived, on an unconsolidated basis, more than 50 percent of its total sales and revenues and more than 50 percent of its income (or loss), before income taxes and extraordinary items, from the other business or businesses.

B.

Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

2.	Advisory Person of a Fund or of a Fund’s investment adviser means:

A.

Any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

B.

Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

3.	Control has the same meaning as in section 2(a)(9) of the Act.

4.	Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

A.	Direct obligations of the Government of the United States;

B.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

C.	Shares issued by open-end Funds.

5.	Fund means an investment company registered under the Investment Company Act.

6.

An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7.	Investment Personnel of a Fund or of a Fund’s investment adviser means:

A.

Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

B.	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

8.

A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

9.	Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

10.	Security Held or to be Acquired by a Fund means:

A.	Any Covered Security which, within the most recent 15 days:

1)	Is or has been held by the Fund; or

2)	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

B.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (1)(10)(A) of this section.

11.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

ii.	UNLAWFUL ACTIONS

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

iii.	CODE OF ETHICS

1.	Adoption and Approval of Code of Ethics.

A.

Every Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and each investment adviser of and principal underwriter for the Fund, must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (II) of this section.

B.

The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the code of ethics of the Fund, the code of ethics of each investment adviser and principal underwriter of the Fund, and any material changes to these codes. The board must base its approval of a code and any material changes to the code on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by paragraph (II) of this section. Before approving a code of a Fund, investment adviser or principal underwriter or any amendment to the code, the board of directors must receive a certification from the Fund, investment adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Funds, investment adviser’s, or principal underwriter’s code of ethics. The Fund’s board must approve the code of an investment adviser or principal underwriter before initially retaining the services of the investment adviser or principal underwriter. The Fund’s board must approve a material change to a code no later than six months after adoption of the material change.

C.

If a Fund is a unit investment trust, the Fund’s principal underwriter or depositor must approve the Fund’s code of ethics, as required by paragraph (III)(1)(B) of this section. If the Fund has more than one principal underwriter or depositor, the principal underwriters and depositors may designate, in writing, which principal underwriter or depositor must conduct the approval required by paragraph (III)(1)(B) of this section, if they obtain written consent from the designated principal underwriter or depositor.

2.	Administration of Code of Ethics.

A.	The Fund, investment adviser and principal underwriter must use reasonable diligence and institute procedures reasonably necessary to prevent violations of its code of ethics.

B.

No less frequently than annually, every Fund (other than a unit investment trust) and its investment advisers and principal underwriters must furnish to the Fund’s board of directors, and the board of directors must consider, a written report that:

1)

Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2)	Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

3.	Exception for Principal Underwriters. The requirements of paragraphs (III)(1) and (III)(2) of this section do not apply to any principal underwriter unless:

A.	The principal underwriter is an affiliated person of the Fund or of the Fund’s investment adviser; or

B.	An officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

iv.	REPORTING REQUIREMENTS OF ACCESS PERSONS

1.	Reports Required.

Unless excepted by paragraph (IV)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

A.

Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2)

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3)	The date that the report is submitted by the Access Person.

B.	Quarterly Transaction Reports.

No later than 30 days after the end of a calendar quarter, the following information:

1)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)	The price of the Covered Security at which the transaction was effected;

4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

5)	The date that the report is submitted by the Access Person.

2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1)	The name of the broker, dealer or bank with whom the Access Person established the account;

2)	The date the account was established; and

3)	The date that the report is submitted by the Access Person.

C.	Annual Holdings Reports.

Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

1)	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3)	The date that the report is submitted by the Access Person.

2.	Exceptions from Reporting Requirements.

A.

A. A person need not make a report under paragraph (IV)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

B.

B. A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Fund director, need not make:

1)	An initial holdings report under paragraph (IV)(1)(A) of this section and an annual holdings report under paragraph (IV)(1)(C) of this section; and

2)

A quarterly transaction report under paragraph (IV)(1)(B) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

C.	An Access Person to a Fund’s principal underwriter need not make a report to the principal underwriter under paragraph (IV)(1) of this section if:

1)	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

2)	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

D.

An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph (IV)(1) of this section to the extent the information in the report would duplicate information required to be recorded under § 275.204-2(a)(13) of this chapter.

E.

An Access Person need not make a quarterly transaction report under paragraph (IV)(1)(B) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (IV)(1)(B), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

F.	An Access Person need not make a quarterly transaction report under paragraph (IV)(1)(B) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

3.	Review of Reports.

Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (IV)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

4.	Notification of Reporting Obligation.

Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (IV)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

5.	Beneficial Ownership.

For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Any report required by paragraph (IV) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

v.	PRE-APPROVAL OF INVESTMENTS IN IPOS AND LIMITED OFFERINGS

Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

vi.	RECORDKEEPING REQUIREMENTS

1. Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Access Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph (VI), and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

A.	A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

B.

A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C.

A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (IV)(2)(E) of this section, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.

A record of all persons, currently or within the past five years, who are or were required to make reports under paragraph (IV) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

E.

A copy of each report required by paragraph (III)(2)(B) of this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

2.

A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under paragraph (V), for at least five years after the end of the fiscal year in which the approval is granted.

The following are “Access Persons” for purposes of the foregoing Code of Ethics:

•	Each Director/Trustee of the Funds

•	Any advisory board member of the Funds

•	Each Officer of the Funds

•	The Portfolio Managers of the Funds

•	All employees of BlackRock, Inc. and its subsidiaries

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

1.	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

2.	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

A.	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

B.

A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

1)

The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

2)	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

C.

A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

1)

The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

2)

Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

D.	A person’s right to dividends that are separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

E.	A person’s interest in securities held by a trust, as specified in Rule 16a-8(b); and

F.	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

3.

A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Code of Ethics for the Funds

This is to certify that I have read and understand the Code of Ethics of the Funds and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Please sign your name here:

Please print your name here:

Please date here:

Please sign two copies of this Certification Form, return one copy to Mr. Charles Park, c/o BlackRock, 40 East 52nd Street, New York, NY 10022, and retain the other copy, together with a copy of the Code of Ethics, for your records.